                                                                       Exhibit 4

                            PLAN OF FUND COMBINATION

         This Plan of Fund Combination (the "Plan") has been approved by the Board of Directors of ADVANCE CAPITAL I, INC., a Maryland corporation (the "Company") on January 23, 2004. The Plan has been approved pursuant to Article VI(5)(I)(3) of the Company's Articles of Incorporation in order to combine the assets of one of the Company's classes of capital stock with the assets of another of the Company's classes of capital stock.

         Pursuant to the authority granted to the Board of Directors under the Articles of Incorporation of the Company, the Board has classified the authorized capital stock of the Company into five separate classes of capital stock, each of which has voting rights (Class A, B, C, E and F). Class B Common Stock has been designated as the shares representing the Advance Capital I, Inc. Bond Fund and Class E Common Stock has been designated as the shares representing the Advance Capital I, Inc. Retirement Income Fund.

         The Retirement Income and the Bond Fund have investment objectives, policies and restrictions that are substantially similar. In order to enhance the efficiency of managing these two funds and to reduce the operating expenses each must bear, the Board of Directors of the Company has determined to combine the assets of these two classes of capital stock pursuant to this Plan and the Board has further determined that such a combination of assets will not have a material adverse effect on the stockholders of either the Bond Fund or the Retirement Income Fund. It is intended that the combination of assets and the related conversion of shares of the capital stock of the Bond Fund into shares of the capital stock of the Retirement Income Fund (collectively, the "Reorganization"), as described in this Plan, shall be a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         Therefore, pursuant to Article VI(5)(I)(3) of the Company's Articles of Incorporation, this Plan shall be submitted to the shareholders owning shares of the Bond Fund for their approval at the special meeting of the Company's shareholders. If approved, the Reorganization of the Bond Fund and the Retirement Income Fund shall be effected as follows:

         1. COMBINATION OF FUND ASSETS. At the Effective Time, the assets belonging to the Bond Fund class of capital stock of the Company shall be transferred, assigned and conveyed to, and combined with, the assets belonging to the Retirement Income Fund, and the Retirement Income Fund shall accept all such assets and assume all of the liabilities relating to and associated with the Bond Fund. At and after the Effective Time of the Reorganization the liabilities of the Bond Fund shall thenceforth be enforced only against the assets of the Retirement Income Fund, subject to any defense and/or set off that the Bond Fund was entitled to assert immediately prior to the Effective Time, and subject to any defense and/or set off that the Retirement Income Fund may from time to time be entitled to assert against a creditor thereof.

         2. CONVERSION OF BOND FUND SHARES; ISSUANCE OF RETIREMENT INCOME FUND SHARES.

                  (a) As of the Effective Time, each outstanding share of capital stock associated with the Bond Fund shall be converted into shares of the capital stock of the Retirement Income Fund in the amount, and in the manner provided in this Section 2. At the Effective Time, the Company shall cause the transfer agent for the Retirement Income Fund to issue that number of additional shares of capital stock of the Retirement Income Fund to each person who was a holder of shares of capital stock of the Bond Fund immediately prior to the Effective Time as shall be required on account of the conversion of such shares as provided herein. Promptly upon receipt of instructions from the Company, the transfer agent for the Retirement Income Fund shall record on its books the ownership, by the former stockholders of the Bond Fund, of the shares of capital stock of the Retirement Income Fund that have been issued as a result of the conversion described in Section 2(b) below.

                  (b) The number of full and fractional (to the third decimal place) shares of the Retirement Income Fund to be issued to each shareholder of the Bond Fund shall be that number which results from dividing (i) the product of (A) the net asset value of one share of capital stock of the Bond Fund by (B) the number of shares of the Bond Fund owned by such shareholder on the Effective Time by (ii) the net asset value of one share of capital stock of the Retirement Income Fund. In each instance, the net asset value calculations shall be based on the net asset of one share of the Bond Fund and of the Retirement Income Fund on the Valuation Date, and such net asset values shall be computed at the Valuation Date in the manner set forth in the Company's then current prospectus under the Securities Act of 1933, as amended (the "1933 Act").

                  (c) At the Effective Time, the Company shall cause the transfer agent for the shares of capital stock of the Bond Fund to promptly cancel on its books all of the shares (including, without limitation, any treasury shares) of the Bond Fund and any such shares issued and outstanding prior to such cancellation shall thereafter represent only the right to receive the shares of the Retirement Income Fund issuable on account of the share conversion provided above.

                  (d) Upon completion of the tasks required by Sections 2(a) through (c) above, the transfer books of the Company with respect to the Bond Fund shall be permanently closed.

         3. FINAL DIVIDEND AND DISTRIBUTION BY BOND FUND. In addition to receiving shares of capital stock of the Retirement Income Fund pursuant to
Section 2 above, each stockholder of the Bond Fund shall have the right to receive any unpaid dividends or other distributions which have been declared by the Company with respect to shares of the Bond Fund and which remain unpaid prior to the Effective Time of the Reorganization. To provide for such payment in the event that the Effective Time does not occur immediately after the end of a calendar month, prior to the Valuation Date, the Board of Directors of the Company shall declare a dividend or dividends, with a record date and ex-dividend date as of the Valuation Date, which, together with all previous dividends, shall have the effect of distributing to the stockholders of the Bond Fund all of the net investment company income, if any, of the Bond Fund for the taxable years ending on or before December 31, 2003, and for the period from January 1, 2004, to and including the Effective Time of the Reorganization (computed without regard to any deduction for dividends paid), and all of the net capital gain, if any, realized by the Bond Fund in taxable years ended on or before December 31, 2003, and in the period from January 1, 2004, to and including the Effective Time of the Reorganization.

         4. VALUATION DATE. The valuation date (the "Valuation Date") with respect to the Reorganization shall be 4:00 p.m., Eastern Time, on the day prior to the Effective Time of the Reorganization. Notwithstanding anything herein to the contrary, in the event that at the Valuation Date: (i) the New York Stock Exchange shall be closed to trading or trading thereon shall be restricted or
(ii) trading or the reporting of trading on such exchange or elsewhere shall be disrupted so that, in the judgment of the Company, accurate appraisal of the value of the net assets of the Bond Fund or the Retirement Income Fund is impracticable, the Valuation Date shall be postponed until the first business day after the day when trading shall have been fully resumed without restriction or disruption, reporting shall have been restored and accurate appraisal of the value of the net assets of the Bond Fund and the Retirement Income Fund is practicable in the judgment of the Company.

         5. EFFECTIVE TIME; DELIVERY OF ASSETS. Delivery by the Bond Fund of its assets to the Retirement Income Fund shall occur at the opening of business on April 26, 2004, or on such other date as is designated by the President of the Company in light of the administrative tasks to be carried out in order to effect the Reorganization with a minimum amount of disruption to the Company and the shareholders of the Bond Fund and the Retirement Income Fund. The date and time at which the above-described actions are taken shall be the "Effective Time" of the Reorganization. To the extent any assets of the Bond Fund are not, for any reason, transferred to the Retirement Income Fund at the Effective Time, then the Company shall cause such Assets to be transferred in accordance with this Agreement at the earliest practicable date thereafter. Delivery of the assets of the Bond Fund to the Retirement Income Fund shall be accomplished by delivery of instructions to the Custodian of the Company's assets to transfer record ownership of such assets to the Retirement Income Fund, provided that if any of such assets of the Bond Fund cannot be transferred by such action, then the Bond Fund shall execute and deliver to the Retirement Income Fund an appropriate Bill of Sale and Assignment instrument which shall be effective at the Effective Time.

                                        3